March 17, 2026
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:

We have read Item 4.01 of Stem Inc.’s Form 8-k dated March 12, 2026, and have the following comments:

1.We agree with the statements made in the first, second, third, and fourth paragraphs.
2.We have no basis on which to agree or disagree with the statements made in the fifth paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP